Exhibit 5.1

 1401 Eye Street NW, Suite 800, Washington, DC 20005 • (202) 783-3300

March 1, 2022

Board of Directors

Humanigen, Inc.

830 Morris Turnpike, 4th Floor

Short Hills, NJ 07078

Ladies and Gentlemen:

We are acting as counsel to Humanigen, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to $200,000,000 in aggregate amount of one or more series of the following securities of the Company: (i) shares of common stock, $0.001 par value per share (the “Common Stock”); (ii) shares of preferred stock, $0.001 par value per share (the “Preferred Stock”); (iii) warrants (the “Warrants”) to purchase any securities described in the prospectus forming a part of the Registration Statement (the “Base Prospectus”); (iv) rights to subscribe for and purchase any securities described in the Base Prospectus (the “Rights”); and (v) any combination of one or more of the securities described in the Base Prospectus as units (the “Units” and, together with the Common Stock, Preferred Stock, Warrants, and Rights, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the Base Prospectus, and as to be set forth in one or more supplements to the Base Prospectus.

We have also acted as counsel to the Company in connection with the proposed sale through Cantor Fitzgerald & Co., as sales agent (the “Agent”), from time to time of shares of Common Stock (the “ATM Shares”) having an aggregate offering price of up to $75,000,000 pursuant to the Registration Statement and the separate prospectus relating to the sale of the ATM Shares forming a part of the Registration Statement (the “ATM Prospectus”), and that certain Controlled Equity OfferingSM Sales Agreement dated December 31, 2020, by and between the Agent and the Company (the “ATM Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

 For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

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Humanigen, Inc.

March 1, 2022

For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Company or a duly authorized committee of such board, within the limitations established by action duly taken by the board of directors of the Company (“Board Action”), consistent with the procedures and terms described in the Registration Statement, in accordance with the Company’s Amended and Restated Certificate of Incorporation, as amended to date (the “Charter”), and bylaws and applicable Delaware law, and in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any Warrants will be issued under one or more warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (iv) prior to any issuance of any Preferred Stock, appropriate certificates of designations shall be filed for recordation with the Delaware Secretary of State; (v) any Rights will be issued under one or more rights agreements, each to be between the Company and a financial institution identified therein as a rights agent; (vi) any Units will be issued under one or more unit agreements or applicable rights agreement or warrant agreement (in the case of underlying Rights or Warrants, to the extent applicable), each to be between the Company and a financial institution or other party identified therein as a unit or rights or warrant agent; (vii) the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; (viii) the ATM Shares will be delivered against payment of the consideration therefor as contemplated by the applicable Board Action pursuant to placement instructions delivered pursuant to the ATM Agreement consistent with the terms of such Board Action; and (ix) the Company will remain a Delaware corporation.

To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under the warrant agreement for any Warrants, under any rights agreement for any Rights, or under any unit agreement for any Units, namely, the warrant agent, rights agent, or unit agent, respectively, is, or will be, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is, or will be, duly qualified to engage in the activities contemplated by such agreement; that such agreement has been, or will be, duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is, or will be, in compliance with respect to performance of its obligations under such agreement, with all applicable laws and regulations; and that such other party has, or will have, the requisite organizational and legal power and authority to perform its obligations under such agreement.

Humanigen, Inc.

March 1, 2022

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) as to the opinions given in paragraphs (a) and (b), the Delaware General Corporation Law, as amended, and (ii) as to the opinions given in paragraphs (c), (d) and (e), the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).

 Based upon, subject to and limited by the foregoing, we are of the opinion that:

 (a) The Common Stock (including the ATM Shares and any Common Stock duly issued upon the exchange or conversion of Preferred Stock that is exchangeable for or convertible into Common Stock or upon the exercise of Warrants or Rights and receipt by the Company of any additional consideration payable upon such conversion, exchange or exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

(b) The Preferred Stock (including any Preferred Stock duly issued upon the exercise of Warrants or Rights and receipt by the Company of any additional consideration payable upon such exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

(c) The Warrants, upon due execution and delivery of a warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Warrants by such warrant agent, and upon due execution and delivery of the Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

Humanigen, Inc.

March 1, 2022

(d) The Rights, upon due execution and delivery of a rights agreement relating thereto on behalf of the Company and the rights agent named therein, and upon due execution and delivery of one or more certificates therefor, including global certificates, or the entry of issuance thereof in the books and records of the Company, as the case may be, will constitute valid and binding obligations of the Company.

(e) The Units, upon due execution and delivery of a unit agreement relating thereto on behalf of the Company and the unit agent named therein, and upon due execution and delivery of such Units and the underlying Securities that are components of such Units in accordance with the applicable unit agreement and the applicable rights agreement or warrant agreement (in the case of underlying Rights or Warrants, to the extent applicable), will constitute valid and binding obligations of the Company.

The opinions expressed in paragraphs (c), (d) and (e) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law).

 This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Base Prospectus and ATM Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ POLSINELLI PC